January 23, 1996

Mr. Dennis P. Waldera
30 Iron Gate Road
Trumbull,  CT  06611

Dear Denny,

I am pleased to offer you the position of Vice President, Direct
Marketing for Hello Direct, Inc., reporting to me. Attached is a list of your key areas of responsibility.

The following outlines the terms and conditions of this offer:

1. Base starting salary of $150,000 per year, payable bi-monthly.

2. You will be eligible to participate with the Company's other executive management personnel in the Management Bonus Plan and receive an annual bonus of 50% of base salary if the Company meets certain target financial results. Bonuses will be paid in the first quarter of the fiscal year following the year in which the bonus was earned.

3. As of the effective date of your employment, you will be granted an incentive stock option to purchase 50,000 shares of the Company's common stock at an exercise price equal to the fair market value at the date of the grant. You will be eligible to receive additional stock options in 1998. All such options vest over four years in accordance with the company's stock option vesting policy.

4. You will be eligible to participate in the Company's benefit programs, which include health, dental, 401K, and life insurance for you. There is a $36.42 payroll deduction per pay period for health coverage; dependent coverage is available at an additional charge. As a Company executive, you will also be eligible to participate in the Executive Disability Plan.

5. As we discussed, in addition to seven Company scheduled paid holidays and two floating paid holidays per year, you will receive ten days of paid vacation in 1996 and fifteen paid vacation days in 1997 and years thereafter.

6. In the unlikely event that during your first two years with the Company your employment is terminated without cause or following a change of controlling ownership of the Company, you will receive your base salary and benefits for nine months following the termination, your stock options shall become fully vested and exercisable within three months from the date of termination, and you shall have the option of continuing to be covered by the Executive Disability Plan at your expense.

7. A starting date of on or before April 29, 1996.




Page 2
Dennis P. Waldera
January 23, 1996


Should this offer meet with your approval, please note your acceptance by signing and dating one copy of this letter in the space provided below and return it to me on or before February 5, 1996.

Denny, all of the officers join me in hoping that you will accept our offer to become a member of the Hello Direct team. We know that you would play a major leadership role in helping us to meet and exceed our goals while contributing to sustaining the Hello Direct Principles. We look forward to welcoming you on board!

Sincerely,

/s/ E. Alexander Glover
-----------------------
E. Alexander Glover
Executive Vice President



Accepted by /s/ Dennis P. Waldera          Date February 5, 1996
                ---------------------           ----------------
              Dennis P. Waldera